Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Management of the Funds,” and “Financial Highlights” in each of Prospectus, and “Risk Oversight,” “Committee Structure – Audit Committee” and “Additional Information – Independent Registered Public Accounting Firm” in each Statement of Additional Information and to the incorporation by reference of our report dated February 25, 2010, in the Registration Statement (Form N-1A No. 811-04297 and No. 002-97596) of the Van Eck Funds dated May 1, 2010.

/s/ Ernst & Young LLP

New York, New York
April 26, 2010